Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Joe McGurk - Sloane & Company
	408-519-9677	212-446-1874
	dnueman@tivo.com	jmcgurk@sloanepr.com
TIVO REPORTS RESULTS FOR THE SECOND QUARTER ENDED JULY 31, 2014

•	Adjusted EBITDA of $29.9 million; Excluding the impact of the significant litigation proceeds and related expense from last year’s Cisco/Motorola settlement, Adjusted EBITDA increased 73%

•	Net income of $9.3 million. Year-ago period included $276 million in net income relating to the Cisco/Motorola litigation settlement

•	Service & Technology revenue of $86.6 million, an increase of 13% year-over-year

•	TiVo subscriptions now total 4.8 million, a 33% year-over-year increase

•	Comcast and TiVo reach significant agreement to continue support for CableCARDs, to increase ease of installation, and to work together on a future non-CableCARD solution

•	MSO service revenue grew 37% year-over-year

•	Cogeco Cable Canada selected TiVo as solution for advanced multi-screen viewing experience

•	Announced a new $350 million stock repurchase program, with the intention to repurchase the first $100 million of stock during current fiscal year

SAN JOSE, CA - August 26, 2014 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the second quarter ended July 31, 2014.

Tom Rogers, President and CEO of TiVo, said, “This was another solid quarter of execution and growth for TiVo. Adjusted EBITDA was $29.9 million, however excluding the impact of the litigation expense and proceeds it grew 73% year-over-year, and we delivered a 13% year-over-year increase in service and technology revenue. Our strong profitability this quarter was helped by the continued global adoption of TiVo’s offerings, combined with our focus on driving an efficient cost structure and further reductions in R&D. Our unique product offerings and our leadership role in the advanced television marketplace continues to drive success as we increased our total subscriptions by 33% to 4.8 million. This subscription growth led to MSO service revenue increasing by 37% from a year ago.”

For the second quarter, service and technology revenues were $86.6 million. This compared to guidance in the range of $86 million to $88 million, and $77.0 million for the same quarter last year. TiVo reported Adjusted EBITDA of $29.9 million, compared to Adjusted EBITDA guidance of $27 million to $30 million, and compared to Adjusted EBITDA of $115.4 million in the same quarter last year. Net income was $9.3 million, compared to guidance of $6 million to $9 million, and $268.9 million in the same quarter last year. In the second quarter of last year, both net income and Adjusted EBITDA included $108.1 million relating to past damages and $10.7 million of litigation expense. Additionally net income in the second quarter of last year included $752,000 in interest relating to past damages and $167.0 million from the recognition of deferred tax assets. Excluding the impact of litigation proceeds and expense, TiVo’s Adjusted EBITDA grew 73% year-over-year.

Rogers continued, “We continue to increase our operator distribution reach, recently announcing deals with Cogeco and EnTouch, and believe we have a robust pipeline of future distribution opportunities.

“Cogeco, which chose TiVo over the prior IPTV solution that was in development, has over 800,000 television customers in Canada and over one million television customers when including Cogeco’s U.S. subsidiary, Atlantic Broadband. Deployment is expected to begin early next year. The strong reception that TiVo continues to see with Atlantic Broadband led to the deal, and as a matter of fact, Atlantic Broadband’s success with TiVo was recently highlighted in Cablefax Magazine, which recognized the deployment of Netflix via TiVo as the ‘MSO Technology Launch of the Year.’

“In discussing the rearrangement of their strategy during a recent earnings call, Louis Audet, Cogeco’s President and CEO, said ‘[TiVo is] really a world-leading force in bringing futuristic television viewing options to cable customers and allowing content to be viewed, whether it's linear content, on-demand content, whether it's over-the-top content, can now be viewed on television, on the iPad, on the smartphone, and they have developed a platform that allows us to do that seamlessly.’

“Beyond new deals, growth from our existing operator relationships is helping to drive our increasingly strong financial profile. We delivered 283,000 cable MSO subscription additions in the second quarter, which was about 20% better than the year ago quarter, in what is a typically seasonally slow period.

“In Sweden, TiVo powered Com Hem to positive subscriber additions for the first time in two years, and they’ve reached 17% TiVo penetration in only nine months of deployment. Anders Nilsson, Chief Executive Officer of Com Hem, said during a recent earnings call that ‘this very fast pickup is attributable to the fact that TiVo is the only true next-generation media service in the country with the widest TV channel offering and incorporating OTT services and on-demand products, making it the only one-stop shop for video entertainment in Sweden.’

“We also continue to build out integration for operators of traditional video and next generation video into what is the only true advanced television bundle of all content from all sources. For example, Netflix continues to be integrated into the TiVo cable set-top box experience with U.S. operators, which now include Atlantic Broadband, Cable One, Grande Communications, Suddenlink Communications, RCN Corp., Midcontinent Communications, and GCI in addition to European operators Virgin and Com Hem.

“In terms of Digitalsmiths, the search, discovery, and recommendation platform we acquired earlier this year aimed at improving the experience of non-TiVo user interfaces, existing deployments continue to scale both in the number of households where the company’s core product, Seamless Discovery, is live as well as the number of transactions it processes. Additionally, DigitalSmiths continues to be recognized for its technology, and this January during the International Consumer Electronics Show will receive an Emmy in the Technology & Engineering category for their work in personalized recommendation engines for video discovery for multichannel video programming distributors.

“On the TiVo-Owned front, in the second quarter we saw a 35% year-over-year increase in TiVo-Owned gross additions, with an approximate 30% decrease in total acquisition costs compared to the prior year. We believe our success is the direct result of our innovation and best-in-class product, a notion that continues to be reinforced by industry pundits. PC Magazine writer Sascha Segan in a June article wrote, ‘the best DVR out there is the TiVo Roamio … not only excellent reliability and a near-perfect program guide, but the holy trinity of Netflix, Hulu, and Amazon to make your viewing complete.’

“Also on the TiVo-Owned front, Xfinity On Demand from Comcast for TiVo Premiere and TiVo Roamio retail customers is now available in all Comcast markets and we are generally seeing stronger sales in those markets. Further, building on our relationship with Comcast, we recently reached a significant agreement whereby Comcast will ensure that our CableCARD-enabled devices will continue to have access to all linear channels and Xfinity On Demand in all digital Comcast markets and that Comcast will work with TiVo on a future two-way non-CableCARD security solution that will enable TiVo retail devices to access the full-Comcast lineup of linear and VOD programming. We anticipate that, at some point, Comcast will transition its delivery of cable signals to IP and this agreement assures that future TiVo devices will be able to receive all cable channels when that IP transition occurs. We believe this agreement improves our position in the retail market going forward and increases potential upside.

“We are confident that both our MSO and TiVo-Owned offerings will only get stronger as we continue to innovate, putting the pieces together to achieve the ultimate experience for the TV viewer. Our focus on mobilization, personalization, and organization is working as TiVo customers have more programming choices customized according to their user-defined preferences and accessible from the cloud across different devices regardless of location. In the next 12 months, we will show the fruits of our labor when we roll out some exciting product enhancements. In the meantime, this quarter, we made progress developing these innovative solutions, including implementing Haxe, the multiplatform programming language, which increased performance on our TiVo Premiere boxes by over 30% and should enable us to implement future multi-device innovations more easily. And we are doing all of this while reducing our R&D spend by 5% compared to last quarter's levels.

“We also continue to build out our data capabilities to provide advertisers with unique ways to manage their television buying efforts. An example is our recent partnership with Datalogix, a company that helps online and digital advertiser’s measure offline sales, where TiVo Research uses Datalogix’s capabilities to bolster its television purchase data. This relationship as well as many of our other data efforts highlight the value of set-top data, especially in the fast-developing programmatic buying area where we are finding the role of advanced analytics to be critical to the way advertisers are navigating this fast-developing area of advertising.

“On the capital allocation front, we have made meaningful progress in our efforts to deploy our significant cash resources to drive value. We are taking another step forward by announcing a new $350 million stock repurchase program over the next 2.5 years, with the intention to repurchase the first $100 million of stock during our current fiscal year. This new $350 million stock repurchase program will replace TiVo’s prior authorization. This decision was a product of our thorough assessment of numerous capital deployment opportunities and the continued view that our business has significant upside potential as we continue to innovate and drive subscription growth. The new repurchase program upon completion is expected to bring our total repurchases to well over half a billion dollars and is expected to significantly reduced our shares outstanding. In parallel with this buyback plan, we will continue to evaluate additional ways to deploy cash to drive growth and value for shareholders, including continuing to explore smart M&A opportunities and to invest organically where appropriate."

Rogers concluded, “This was another solid quarter for TiVo. We had strong execution, delivered improved financial results, and advanced our product offering, all of which is supported by the traction we’re seeing from operators both domestically and internationally. With a robust pipeline of international and domestic opportunities, a continued push to drive innovation, further improve the efficiency of our cost structure, and smartly deploy our cash, we are confident TiVo will deliver strong future financial and operating performances in the quarters and years to come.”

Management Provides Financial Guidance

For the third quarter of Fiscal Year 2015, TiVo anticipates service and technology revenues in the range of $86 million to $89 million.

TiVo expects Adjusted EBITDA to be in the range of $25 million to $28 million and net income to be in the range of $6 million to $9 million.

Included in the third quarter financial guidance is an expected increase in TiVo-Owned acquisition/marketing expenditure compared to the second quarter, when spend was limited due to seasonality. This increased expenditure is expected to yield additional gross subscriptions additions. Additionally, TiVo anticipates lower absolute hardware margin compared to the second quarter driven by volume constraints on MSO hardware sales and larger TiVo-Owned hardware margin loss.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the second quarter and fiscal year ended July 31, 2014 financial and operating results as well as guidance outlook for the third quarter at 2:00 pm PT (5:00 pm ET), today, August 26, 2014. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 88224661). The Webcast will be archived and available through September 10, 2014 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 88224661.

About TiVo Inc.

TiVo Inc. (NASDAQ: TIVO) is a global leader in next-generation television services. TiVo's innovative cloud-based Software-as-a-Service solutions enable viewers to consume content across all screens in and out-of-the home, providing an all-in-one approach for navigating the 'content chaos' by seamlessly combining live, recorded, on-demand and over-the-top television into one intuitive user interface. The TiVo experience provides TV viewers with simple universal search, discovery, viewing and recording from any device, creating the ultimate viewing experience. TiVo products and services are available at retail or through a growing number of pay-TV operators world-wide. TiVo's multiple subsidiary companies provide the broader television industry and consumer electronics manufacturers, cloud-based video discovery and recommendation options, interactive advertising solutions and audience research and measurement services. More information at: www.TiVo.com.

TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2014 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), timing of future deployment of TiVo products and services with Cogeco, future additional deployments of Netflix integration with additional U.S. and international cable operators, future growth in new and existing Digitalsmiths customer deployments, future growth and customer demand for Xfinity On Demand from Comcast from TiVo retail customers, future ability of TiVo devices to be able to receive all cable channels if and when Comcast transitions to IP video delivery, future availability of product enhancements and innovations in the next year and beyond, TiVo’s future data analytics and advertising services capabilities, and future capital allocation initiatives including the announced $350 million repurchase (including the repurchase of the first $100 million of stock during the current fiscal year) to be completed over the next two and a half years, sufficient availability of shares in the marketplace for future share repurchases, future reduction in the number of TiVo shares outstanding, potential acquisitions and investments in future product and operation initiatives, as well as the amount of securities purchased in the future pursuant to the new repurchase program may be impacted by the volume and price per share of our stock, and future alternative uses of our capital. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2014, our Quarterly Report on Form 10-Q for the period ended April 30, 2014 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2014	2013	2014	2013
Revenues
Service revenues	36,909	34,930	72,804	68,992
Technology revenues	49,717	42,056	99,823	69,781
Hardware revenues	25,232	23,104	46,290	43,890
Net revenues	111,858	100,090	218,917	182,663
Cost of revenues
Cost of service revenues	13,750	11,408	27,600	22,213
Cost of technology revenues	5,669	11,867	10,213	15,578
Cost of hardware revenues	22,524	21,957	42,288	40,453
Total cost of revenues	41,943	45,232	80,101	78,244
Gross margin	69,915	54,858	138,816	104,419
Research and development	25,051	26,305	51,398	52,767
Sales and marketing	10,284	9,069	20,599	17,576
Sales and marketing, subscription acquisition costs	1,212	1,996	2,717	3,855
General and administrative	15,760	23,225	31,114	45,011
Litigation proceeds	—	(108,102)	—	(108,102)
Total operating expenses	52,307	(47,507)	105,828	11,107
Income from operations	17,608	102,365	32,988	93,312
Interest income	964	1,499	2,108	2,322
Interest expense and other expense, net	(1,966)	(1,965)	(3,942)	(3,939)
Income before income taxes	16,606	101,899	31,154	91,695
Benefit (provision) for income taxes	(7,299)	167,039	(13,723)	166,924
Net income	$9,307	$268,938	$17,431	$258,619

Net income per common share
Basic	$0.08	$2.27	$0.16	$2.16
Diluted	$0.08	$1.96	$0.15	$1.86

Income for purposes of computing net income per share:
Basic	$9,307	$268,938	$17,431	$258,619
Diluted	$10,545	$270,190	$19,907	$261,123

Weighted average common and common equivalent shares:
Basic	110,036,235	118,601,346	111,708,956	119,990,949
Diluted	129,249,175	137,992,699	131,533,268	140,043,209

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	July 31, 2014	January 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$113,627	$253,713
Short-term investments	669,016	748,759
Accounts receivable, net of allowance for doubtful accounts of $465 and $429, respectively	35,307	35,151
Inventories	16,515	22,316
Deferred cost of technology revenues, current	6,134	9,103
Deferred tax asset, current	120,862	113,621
Prepaid expenses and other, current	13,519	10,922
Total current assets	974,980	1,193,585
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $49,160 and $52,819, respectively	10,956	10,687
Developed technology and intangible assets, net of accumulated amortization of $27,043 and $23,059, respectively	56,044	7,328
Deferred cost of technology revenues, long-term	16,510	18,108
Deferred tax asset, long-term	47,507	57,492
Goodwill	99,340	12,266
Prepaid expenses and other, long-term	3,735	2,325
Total long-term assets	234,092	108,206
Total assets	$1,209,072	$1,301,791
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$19,913	$22,918
Accrued liabilities	39,888	50,204
Deferred revenue, current	174,530	174,739
Total current liabilities	234,331	247,861
LONG-TERM LIABILITIES
Deferred revenue, long-term	309,089	331,534
Convertible senior notes	172,500	172,500
Other long-term liabilities	3,934	811
Total long-term liabilities	485,523	504,845
Total liabilities	719,854	752,706
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 137,794,278 and 134,588,456, respectively, and outstanding shares are 115,407,011 and 120,617,939, respectively	138	134
Treasury stock, at cost: 22,387,267 and 13,970,517 shares, respectively	(264,821)	(154,071)
Additional paid-in capital	1,146,817	1,112,957
Accumulated deficit	(393,081)	(410,512)
Accumulated other comprehensive income	165	577
Total stockholders’ equity	489,218	549,085
Total liabilities and stockholders’ equity	$1,209,072	$1,301,791

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended July 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$17,431	$258,619
Adjustments to reconcile net income to net cash provide by operating activities:
Depreciation and amortization of property and equipment and intangibles	6,760	5,320
Stock-based compensation expense	17,029	17,610
Amortization of discounts and premiums on investments	5,903	2,766
Deferred income taxes	(1,189)	(169,364)
Amortization of deferred debt issuance costs	480	480
Excess tax benefits from employee stock-based compensation	(7,468)	(498)
Allowance for doubtful accounts	131	88
Changes in assets and liabilities:
Accounts receivable	2,956	1,962
Inventories	5,801	1,851
Deferred cost of technology revenues	4,299	230
Prepaid expenses and other	(631)	(1,584)
Accounts payable	(4,654)	2,685
Accrued liabilities	(9,014)	(5,805)
Deferred revenue	(23,624)	382,218
Other long-term liabilities	(110)	(116)
Net cash provided by operating activities	$14,100	$496,462
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(348,720)	(381,162)
Sales or maturities of short-term investments	421,493	264,852
Acquisition of business, net of cash acquired	(128,387)	—
Acquisition of property and equipment	(2,519)	(3,069)
Net cash used in investing activities	$(58,133)	$(119,379)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	3,580	3,997
Proceeds from issuance of common stock related to employee stock purchase plan	3,649	3,791
Excess tax benefits from employee stock-based compensation	7,468	498
Treasury stock - repurchase of stock	(110,750)	(91,059)
Net cash used in financing activities	$(96,053)	$(82,773)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(140,086)	$294,310
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	253,713	157,104
Balance at end of period	$113,627	$451,414

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	July 31,		Three Months Ending
	2014	2013	October 31, 2014
	(In thousands)		(In millions)
Net Income	$9,307	$268,938	$6 - $9
Add back:
Depreciation & amortization	3,540	2,611	$4 - $5
Interest income & expense, other	1,001	466	$1
Benefit (Provision) for income tax	7,299	(167,039)	$6 - $7
EBITDA	21,147	104,976	$16 - $20
Stock-based compensation	8,722	10,464	$8 - $ 9
Adjusted EBITDA	$29,869	$115,440	$25 - $28
Litigation expenses	1,235	10,667	$1 - $2
Litigation proceeds (past damage awards)	—	(108,102)	—
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$31,104	$18,005	$27 - $30
EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenue from IP settlements nor the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

	Three Months Ended
(Subscriptions and Households in thousands)	Jul 31, 2014	Jul 31, 2013
TiVo-Owned Gross Additions:	27	20
Net Additions/(Losses):
TiVo-Owned	(20)	(26)
MSOs	283	238
Total Net Additions/(Losses)	263	212
Cumulative Subscriptions:
TiVo-Owned	937	981
MSOs	3,867	2,635
Total Cumulative Subscriptions	4,804	3,616
Average Subscriptions:
TiVo-Owned Average Subscriptions	946	994
MSO Average Subscriptions	3,727	2,514
Total Average Subscriptions:	4,673	3,508
Total MSO Households	3,391	2,410
MSO Average Households	3,283	2,318
TiVo-Owned Fully Amortized Active Lifetime Subscriptions	159	176
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	49%	52%
Subscriptions and Households. Management reviews these metrics, and believes they may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our TiVo-Owned and MSO subscription and MSO Household bases as of July 31, 2014 compared to July 31, 2013. The TiVo-Owned Subscription lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices (such as a DVR or TiVo Mini) and for which TiVo incurs acquisition costs. The MSO Subscription lines refer to subscriptions sold to consumers by MSOs such as Virgin, ONO, RCN, Grande, GCI, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the average monthly subscriptions for the quarter, the total MSO households and the MSO average households for the quarter, the number of fully amortized active lifetime subscriptions, and percent of TiVo-Owned Subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device such as a DVR or TiVo Mini for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. Each TiVo-Owned Subscription represents a single TiVo-enabled device (as defined above) and therefore one or more TiVo-Owned subscriptions may be present in a single household. MSO Subscriptions are a count of the number of devices that connect to the TiVo service and one or more devices may be present in a single MSO Household. Subscriptions do not include soft-clients (i.e. iPad application or web portal) or digital tuning adapter users. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total.
We define a "household" as one or more devices associated with the same contract or customer number. We currently do not report TiVo-Owned households as we currently receive incremental revenue for each new TiVo-Owned Subscription in the TiVo-Owned business whereas, in some cases, our MSO customers pay us on a per household basis.
We calculate average subscriptions for the period by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate the average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We calculate Average MSO Households for the period by adding the average households for each month and dividing by the number of months in the period. We calculate the average households for each month by adding the beginning and ending households for the month and dividing by two. We are not aware of any uniform standards for defining subscriptions or households and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber, subscription, household or a TiVo-enabled device which may not be consistent with how we define a subscription or household for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our

MSOs. Our MSO Subscription and MSO Household data is dependent in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended July 31,
TiVo-Owned Churn Rate	2014	2013
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	946	994
TiVo-Owned subscription cancellations	(47)	(46)
TiVo-Owned Churn Rate per month	(1.6)%	(1.5)%
TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned Subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity, CableCARDTM installation issues, and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned Subscription cancellations in the period divided by the Average TiVo-Owned Subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned Subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned Subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2014	2013	2014	2013
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,212	$1,996	$11,383	$8,886
Hardware revenues	(25,232)	(23,104)	(104,188)	(88,091)
Less: MSOs'-related hardware revenues	20,234	20,103	74,523	65,990
Cost of hardware revenues	22,524	21,957	98,468	85,734
Less: MSOs'-related cost of hardware revenues	(14,805)	(15,384)	(56,946)	(49,340)
Total Acquisition Costs	3,933	5,568	23,240	23,179
TiVo-Owned Subscription Gross Additions	27	20	141	109
Subscription Acquisition Costs (SAC)	$146	$278	$165	$213
Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.
TiVo-Owned Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors in order to evaluate the potential of our subscription base to generate revenues. Investors should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.
We calculate TiVo-Owned service revenues by subtracting MSOs'-related service revenues and Media services and other service revenues (includes Advertising, Research, and Digitalsmiths revenues), from our total reported net Service revenues. The table below provides a more detailed breakdown of our Service revenues, and reconciles to our total Service revenues in our Statement of Operations as reported (or previously reported):

	Three Months Ended
Service Revenues	Jul 31, 2014	Jul 31, 2013
	(in thousands)
TiVo-Owned-related service revenues	$22,388	$24,120
MSOs'-related service revenues	10,328	7,555
Media services and other service revenues	4,193	3,255
Total Service Revenues	$36,909	$34,930
We calculate ARPU per month for TiVo-Owned Subscriptions by taking total reported net TiVo-Owned service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The following table shows this calculation:

	Three Months Ended
TiVo-Owned Average Revenue per Subscription	Jul 31, 2014	Jul 31, 2013
	(In thousands, except ARPU)
TiVo-Owned-related service revenues	$22,388	$24,120
Average TiVo-Owned revenues per month	7,463	8,040
Average TiVo-Owned subscriptions per month	946	994
TiVo-Owned ARPU per month	$7.89	$8.09

Technology Revenues.
Revenue and cash from the contractual minimums under our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Google/Motorola Mobility through July 31, 2014 have been:

	Technology Revenues	Cash Receipts
Fiscal Year Ended January 31,	(in thousands)
2012	$35,275	$117,679
2013	76,841	86,356
2014	136,532	464,725
Six month period from February 1, 2014 to July 31, 2014	84,740	58,456
Total	$333,388	$727,216

Based on current GAAP, revenue and cash from the contractual minimums under all our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Motorola is expected to be recognized (revenues) and received (cash) for the remainder of the fiscal year 2015 and on an annual basis for the fiscal years thereafter as follows:

	Technology Revenues	Cash Receipts
	(in thousands)
Six month period from August 1, 2014 to January 31, 2015	$84,902	$25,123
Fiscal Year Ending January 31,
2016	171,563	83,579
2017	173,129	83,579
2018	174,411	83,579
2019	88,629	31,139
2020 - 2024	8,193	—
Total	$700,827	$306,999